Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement of Alps Global Holding Pubco on Form F-4 of our report dated March 24, 2025 relating to the consolidated financial statements of Globalink Investment Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Costa Mesa, CA

April 18, 2025